Exhibit 23.3
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We are aware that Overture Acquisition Corp. has incorporated by reference in its Registration Statement on Form S-4, our report dated December 9, 2009, relating to the carve-out financial statements of Fixed and Variable Annuity Block of Jefferson National Life Insurance Company’s (a carve-out of fixed and variable annuity block subject to reinsurance) unaudited interim financial statements appearing in its Form S-4 for the period ended September 30, 2009. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to December 9, 2009.
/s/ BDO Seidman, LLP
New York, NY
December 29, 2009